Severance Arrangements in the Event of a Change in Control


         In February 1997, the Board of Directors and the Compensation Committee of the Board approved severance arrangements covering certain executive and senior officers in the event of a "change in control." Formal plans implementing such arrangements have not been finalized, but the arrangements generally are expected to provide for payments of between 1.0 and 3 times of the prior year's base or total compensation, plus in some cases a gross-up for excise taxes payable under Section 4999 of the Internal Revenue Code. The purpose of these arrangements is to promote stability and management continuity. The cash payments are payable if the officer is terminated without cause or if he or she resigns following a material diminution in duties, reduction in compensation or physical relocation, in each case within two (2) years following a change in control. In some cases severance may be payable if the executive officer elects to leave within a sixty (60) day window period beginning on the first anniversary of the change in control. These arrangements may also provide in some cases for continuation of medical benefits for up to three (3) years or until subsequently employed by another employer. Severance benefits payable under any of these arrangements are in lieu of any severance which would otherwise be payable.

         A "change in control" is deemed to occur upon the date (i) of the first purchase of shares of the Common Stock of the Registrant pursuant to a tender offer or an exchange offer (other than one made by the Registrant or holding company for the Registrant) for all or any part of the Registrant's Common Stock, (ii) of approval of the shareholders of the Registrant of a merger, consolidation, sale, statutory or other share exchange, or disposition of all or substantially all of the Registrant's assets in which the Registrant (or holding company for the Registrant) will not survive as a publicly-owned corporation operating the business it operated prior to such transaction, or (iii) on which any entity, person or group acquires beneficial ownership of shares of the Registrant's Common Stock (whether in one or a series of transactions), directly or indirectly, amounting to 30% or more of the outstanding shares of such class.